Exhibit 10.17
ATMEL CORPORATION
SEPARATION AGREEMENT AND MUTUAL RELEASE
     This Separation Agreement and Mutual Release (“Agreement”) is made by and between Atmel Switzerland Sarl (the “Company”) and Graham David Turner (“Employee”) (collectively, the “Parties” or individually, a “Party”).
BACKGROUND
     Effective January 1, 2000, the Parties entered into an employment agreement (the “Employment Agreement”). Employee voluntarily resigned from the Company effective October 31, 2007. The Parties wish to amend and clarify certain provisions of the Employment Agreement.
AGREEMENT
     1. Resignation. The Parties acknowledge and agree that Employee voluntarily terminated his employment with the Company effective as of October 31, 2007 (the “Separation Date”).
     2.  Non-Competition. In lieu of the Non-Competition provisions set forth in Article 12 of the Employment Agreement, the Parties agree that for the period commencing on the Separation Date and ending on the one (1) year anniversary of the Separation Date (the “Non-Competition Period”), Employee will not:
          (a) provide services, directly or indirectly, be it as an individual, an employee, a consultant, an advisor, a director, or a manager, to a Non-Competition Company (as defined below); or
          (b) start his own business, which would directly or indirectly compete with the microcontroller business of Company, Atmel Corporation (“Atmel”) or any affiliate business of Atmel.
     For purposes of this Agreement, a “Non-Competition Company” means any of the following companies, including their successors and their subsidiaries worldwide: (i) Microchip Technology Inc., (ii) Freescale Semiconductor, Inc., (iii) NXP Semiconductors, (iv) Renesas Technology Corp., (v) STMicroelectronics, or (vi) Texas Instruments, Inc.
     3. Consideration. As consideration for Employee entering into this Agreement and maintaining his compliance with his obligations hereunder, the Parties agree as follows:
          (a) Salary Continuation. Subject to Section 3(b) below, during the Non-Competition Period, the Company shall continue to pay Employee his annual base salary, as in effect on the Separation Date, in accordance with the Company’s regular payroll policies, subject to applicable withholding requirements (the “Salary Continuation Payments”). For the avoidance of doubt, annual base salary shall not include bonus payments, gratuities, or other fringe benefits includable in income.
          (b) Early Termination of Salary Continuation Payments. Salary Continuation Payments shall cease immediately if Employee either:
          (i) violates the Non-Competition provision set forth in Section 2; or otherwise
          (ii) during the Non-Competition Period, provides services, directly or indirectly, be it as an individual, an employee, a consultant, an advisor, a director, or a manager, to any company or other entity.

          (c) Bonus. Employee will be entitled to the bonus he would have earned during calendar year 2007, prorated for the period of time from the start of such calendar year until the Separation Date; provided that payment of such bonus will be made at the same time as bonuses for such calendar year are paid out to other executives of the Company.
     4. Benefits. Employee understands that, except as provided for herein or as required by applicable law, Employee’s participation in all Company benefits and incidents of employment with the Company, shall cease on the Separation Date.
     5. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.
     6. Relocation Expenses. Company will reimburse Employee’s documented, reasonable and actually incurred expenses (i.e., airfare and the costs of shipping Employee’s personal furnishings) to relocate Employee and the members of Employee’s direct family living with Employee at the time of such relocation, from Switzerland to the United Kingdom; provided, that (a) Company shall not be obligated to pay a total of more than U.S.$50,000.00 under this Section 6, (b) such relocation expenses are incurred within fifteen (15) months after the Separation Date, and (c) such expenses have not been, and will not be, paid by a third party (e.g. in connection with Employee being hired by such third party).
     7. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, Atmel, or any affiliate business of Atmel, and the current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, divisions, and subsidiaries, and predecessor and successor corporations and assigns of the Company, Atmel, or any affiliate business of Atmel (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
          (a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          (b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

          (d) any and all claims arising out of any applicable laws and regulations relating to employment or employment discrimination;
          (e) any claim for any loss, cost, damage, or expense arising out of any dispute over the non- withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          (f) any and all claims for attorneys’ fees and costs.
     Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.
     8. Non-Solicitation and Non-Hire. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit to leave their employment at the Company, or hire, any of the Company’s employees.
     9. No Pending or Future Lawsuits. Employee represents that he does not currently have, and does not in the future intend to bring, any lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees.
     10. Confidentiality. Employee reaffirms and agrees to observe and abide by the terms of the confidentiality provision set forth in Article 11 of his Employment Agreement. Employee’s signature below constitutes his certification that he has returned all documents and other items provided to Employee by the Company, Atmel, or any affiliate business of Atmel, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, Atmel, or any affiliate business of Atmel. In addition, Employee confirms having destroyed on his own data processing equipment all electronically stored confidential data belonging to the Company, Atmel, or any affiliate business of Atmel. Employee agrees to keep the terms and conditions of the Employment Agreement and this Agreement confidential except to the extent that such terms and conditions are publicly disclosed by Company or Atmel.
     11. No Cooperation and Non-Disparagement. Employee agrees not to act in any manner that might damage the business or reputation of any of the Releasees. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.
     12. Breach. Employee acknowledges and agrees that any material breach of this Agreement, or of any provision of the Employment Agreement preserved under this Agreement shall entitle the Company and/or Atmel immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law.
     13. Costs and Attorney Fees. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement; provided that the prevailing Party in an action to enforce the Agreement shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, incurred in connection with such an action.
     14. Indemnification. Employee agrees to indemnify and hold harmless the Company and Atmel from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company or Atmel arising from (a) any action or proceeding that may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, contrary to the provisions of this Agreement, or (b) the breach of this Agreement by Employee, or (c) any false representation made herein by Employee.

     15. Authority. Each Party represents and warrants they each have the authority to execute and make this Agreement binding on the Parties.
     16. No Representations. Employee represents that he was advised, and had the opportunity, to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company, Atmel or any other Releasee that are not specifically set forth in this Agreement. Employee acknowledges that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee. Employee acknowledges that this Agreement supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company and that this Agreement represents the entire understanding of the Parties with concerning this Agreement and the termination of the Employee’s employment with the Company with the exception of any provision of the Employment Agreement preserved under this Agreement.
     17. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. Should this Agreement or Section 1 hereof for any reason whatsoever be void or rescinded, the Company’s consent hereto shall be interpreted as a notice of termination with effect as of October 31, 2007 without any payments being due to Employee other than under mandatory statutory law and/or the Employment Agreement.
     18. No Oral Modification. This Agreement may only be amended in a writing signed by the Parties hereto.
     19. Governing Law. This Agreement shall be governed by the Laws of Switzerland, in particular art. 319 et seq. of the Swiss Code of Obligations.
     20. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “EffectiveDate”).
     21. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     22. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:
          (a) he has read this Agreement;
          (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;
          (c) he understands the terms and consequences of this Agreement and of the releases it contains; and
          (d) he is fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ATMEL SWITZERLAND SARL
Dated:	11/16/07	By:	/s/ Steve Lanb
		Name:	Steve Lanb
		Title:	Director

GRAHAM DAVID TURNER, an individual
Dated:	9th November 2007	/s/ Graham David Turner

Graham David Turner